UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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CHF SOLUTIONS, INC.
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LETTER TO OUR STOCKHOLDERS

April 6, 2018

To our Stockholders:

We cordially invite you to attend our 2018 annual meeting of stockholders, which will be held on Wednesday, May 16, 2018, at 3:30 p.m. U.S. Central Daylight Time, at the Radisson BLU Minneapolis Downtown, Bergen 2 & 3, Second Floor, Skyway Level, 35 South 7th Street, Minneapolis, Minnesota 55402. The business to be conducted at the annual meeting is set forth in the attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your continued support of CHF Solutions.

Sincerely,

John L. Erb
Chairman of the Board, Chief Executive Officer and President

Corporate Headquarters
12988 Valley View Road
Eden Prairie, Minnesota 55344
(952) 345-4200

CHF SOLUTIONS, INC.
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Our 2018 annual meeting of stockholders will be held on Wednesday, May 16, 2018, at 3:30 p.m. U.S. Central Daylight Time, at Radisson BLU Minneapolis Downtown, Bergen 2 & 3, Second Floor, Skyway Level, 35 South 7th Street, Minneapolis, Minnesota 55402, to conduct the following items of business:

•	To elect two Class II directors named in the accompanying proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.
•	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement.
•	To approve, on an advisory basis, the frequency of the advisory vote on the compensation of our named executive officers.
•	To approve, on an advisory basis, Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2018.
•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on March 22, 2018, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. For ten days prior to the meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 12988 Valley View Road, Eden Prairie, Minnesota 55344. A stockholder may examine the list for any legally valid purpose related to the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors,

Claudia Drayton
Secretary
Eden Prairie, Minnesota
April 6, 2018

CHF SOLUTIONS, INC.
PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
MAY 16, 2018

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board”) of CHF Solutions, Inc. (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at our 2018 annual meeting of stockholders and any adjournment or postponement of such meeting. The 2018 annual meeting will be held on Wednesday, May 16, 2018, at 3:30 p.m. U.S. Central Daylight Time, at Radisson BLU Minneapolis Downtown, Bergen 2 & 3, Second Floor, Skyway Level, 35 South 7th Street, Minneapolis, Minnesota 55402.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record on or about April 6, 2018.

What is the purpose of the annual meeting?

At our annual meeting, you will be voting on:

•	The election of two Class II directors named in this proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.
•	The approval, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
•	The approval, on an advisory basis, on the frequency of the advisory vote on the compensation of our named executive officers.
•	The approval, on an advisory basis, of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for 2018.
•	Such other business as may properly come before the annual meeting or any adjournment thereof.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement, FOR approval of the compensation of our named executive officers, for THREE YEARS as the preferred frequency with which we hold an advisory stockholder vote on the compensation of our named executive officers and FOR the approval of Baker Tilly. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of Baker Tilly will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 22, 2018, the record date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

As of March 22, 2018, we had 4,226,251 shares of common stock outstanding and entitled to vote.

All share amounts in this proxy statement reflect the 1-for-20 reverse split of our common stock, which was effective after the closing of trading on October 12, 2017.

What is the difference between a stockholder of record and a beneficial owner?

Stockholders of Record.   If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.   Many of our stockholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I attend the annual meeting and vote my shares in person?

All of our stockholders are invited to attend the annual meeting in person. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you are a beneficial owner, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage or holding statement or letter from your broker, bank or other nominee are examples of proof of ownership.

Stockholders of Record.   If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.   If you hold your common shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Even if you plan to attend the meeting, we encourage you to vote your shares prior to the meeting.

Can I vote my shares without attending the annual meeting?

Stockholders of Record.   You may vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you are a stockholder of record, you may also vote by internet or by phone. To vote by internet, you will need to use a control number provided to you in the materials with this proxy statement and follow the additional steps when prompted.   The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

Beneficial Owners.   If you are a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or other nominee. You will receive a voting instruction card (not a proxy card) to use in directing the broker, bank or other nominee how to vote your shares. You may also have the option to vote your shares via the internet.

Can I change my vote?

Stockholders of Record.   You may change your vote at any time before the proxy is exercised by sending a written notice of revocation or a later-dated proxy to our Secretary, which must be received prior to commencement of the annual meeting; by submitting a later-dated proxy via internet or phone before 11:59

p.m. U.S. Eastern Daylight Time on May 15, 2018; or by voting in person at the annual meeting. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners.   If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with brokers, banks or other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219; Telephone: 800-937-5449.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.   If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners.   If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable regulations, a broker, bank or nominee has the discretion to vote on routine matters, including the advisory approval of the independent registered public accounting firm. For all other matters at the 2018 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares entitled to vote as of March 22, 2018 must be present in person or by proxy at the meeting. This is called a quorum. Abstentions and broker non-votes will be considered present for purposes of determining a quorum.

What vote is required to approve each item of business?

Proposal 1—Election of Directors.   The two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected as Class II directors. This is called a plurality. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 2—Advisory Vote on the Compensation of Named Executive Officers.   The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy, is required for advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain,” which will have the same effect as a vote against the matter.

Although the vote on Proposal 2 is not binding on the Company, the Compensation Committee will take your vote on this proposal into consideration when evaluating the compensation of our named executive officers.

Proposal 3—Advisory Vote on the Frequency of the Vote on the Compensation of Named Executive Officers. The affirmative vote of the holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy, is required for advisory approval of holding an advisory vote on named executive officer compensation every three years. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain,” which will have the same effect as a vote against the matter.

Although the vote on Proposal 3 is not binding on the Company, the Board will take your vote on this proposal into consideration when determining the frequency of the advisory vote on the compensation of our named executive officers.

Proposal 4—Advisory Approval of Independent Registered Public Accounting Firm for 2018.   The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy, is required for advisory approval of Baker Tilly as our independent registered public accounting firm for 2018. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain”, which will have the same effect as a vote against the matter.

Although the vote on Proposal 4 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

Other Matters.   If any other matter is properly submitted to the stockholders at the meeting, its adoption generally will require the affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy. The Board does not propose to conduct any business at the meeting other than as stated above.

Who will count the votes and where can I find the voting results?

Broadridge Financial Solutions will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board currently consists of six directors serving three-year staggered terms. The Board has re-nominated current Class II directors, Matthew E. Likens and Jon W. Salveson, for new three-year terms.

The two Class II directors to be elected at the annual meeting will hold office until the 2021 annual meeting of stockholders. Each director will serve until a successor is duly elected and qualified or until such director’s earlier death, resignation or removal. The remaining directors are two Class III directors, whose terms expire in 2019, and two Class I directors, whose terms expire in 2020.

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the Class II director nominees.

Board of Directors

The director and director nominees of the Company are as follows:

Name	Title	Age	Class – Term Ending
Steve Brandt	Director	62	Class I – 2020
John L. Erb	Chief Executive Officer; President; Chairman of the Board; Director	69	Class III – 2019
Matthew E. Likens	Director	65	Class II – 2018
Jon W. Salveson	Director	53	Class II – 2018
Gregory D. Waller	Director	68	Class III – 2019
Warren S. Watson	Director	66	Class I – 2020

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board. The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (i) the highest ethical character, integrity and shared values with the Company, (ii) relevant expertise upon which to be able to offer advice and guidance to management, (iii) sound business judgment, and (iv) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.

•	Industry Experience. We are an early-stage medical device company focused on commercializing our Aquadex FlexFlow® System. The Aquadex FlexFlow System, is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and extended (longer than eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization. Experience in the medical device industry is useful in understanding our business strategy, the regulatory environment we face within the United States and abroad and our primary competitors.

•	Senior Leadership Experience. Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.
•	Financial and Accounting Expertise. Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing activities, financial reporting, and internal control of such activities. The Company also strives to have at least one director who qualifies as a financial expert under SEC rules.
•	Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.
•	Business Development and Mergers and Acquisitions Experience. Directors who have background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

Director Background and Qualifications

Steve Brandt has served as a director of the Company since February 2017. Mr. Brandt is a senior executive with over 35 years of experience in the healthcare industry. Mr. Brandt was employed by Thoratec Corporation, a medical device company, from November 2004 to October 2015, serving as vice president global sales and marketing, vice president of global sales and vice president international sales. Prior to Thoratec, Mr. Brandt was vice president sales & marketing for the previous owner of the Aquadex FlexFlow System, which was also known as CHF Solutions, Inc. from October 2002 to November 2004 and vice president global marketing, Cardiovascular Surgery Division for St. Jude Medical from November 2000 to October 2002. Mr. Brandt received his B.S. from Franklin Pierce College.

Mr. Brandt’s qualifications to serve on the Board include his extensive experience in the management of medical device companies.

John L. Erb has served as chief executive officer and president of the Company since November 2015, as a director of the Company since September 2012 and as Chairman of the Board since October 2012. Previously, Mr. Erb served as chief executive officer (from 2007 to 2018) of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease; he was executive chairman of the board (during 2007) and chief executive officer (from 2001 to 2006) of the previous owner of the Aquadex FlexFlow System, which was also known as CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure; as president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents, from 1997 to 2001; and in various positions, including as vice president of worldwide operations at Schneider, a division of Pfizer, Inc., from 1991 to 1997. Mr. Erb’s prior board experience includes service as a director of SenoRx, Inc., (a NASDAQ listed company), from December 2001 to July 2010; service as a director of CryoCath Technologies Inc., a publicly traded Canadian company, from October 2000 to December 2008; and service as chairman of the board of Vascular Solutions, Inc., (a NASDAQ listed company), where he also served as chairman of the compensation and nominating and corporate governance committees). Mr. Erb currently serves as chairman of the board of Osprey Medical, Inc., (listed on the Australian Securities Exchange), where he also serves as a member of the compensation committee and a member of the audit committee. Mr. Erb received a B.A. degree in business administration, with a concentration in finance from California State University, Fullerton.

With over 40 years of experience in the medical device industry, including 20 years of experience serving as chief executive officer of medical device companies, Mr. Erb brings to the Board valuable business, management and leadership experience, as well as a deep understanding of the challenges presented in growing a medical device company. In addition, his role on the boards of Osprey Medical, Vascular Solutions, SenoRx and CryoCath Technologies has provided him with other public company board experience. Having managed significant operations of a multi-national medical device company, Mr. Erb also contributes valuable private company operational experience.

Matthew E. Likens has served as a director of the Company since February 2017. Mr. Likens is a principal at Likens Healthcare and Management Consulting, LLC. Since October 1st, 2017, he also has served as president and chief executive officer of GT Medical Technologies, an Arizona-based start-up company with an innovative medical device for the treatment of brain tumors. He has been a director of Luma Therapeutics , a start-up medical device company developing a treatment for psoriasis, since September, 2016. He was the president and chief executive officer of Ulthera, Inc., a privately held company that sells an ultrasound device used for non-invasive brow lifts, from 2006 to 2016. Prior to Ulthera, Mr. Likens was employed at GMP Companies, Inc. as president of GMP Wireless Medicine from 2001 to 2006 and executive vice president, operations from 2001 to 2004. Mr. Likens previously served in various capacities at Baxter Healthcare Corporation from 1978 to 2001, and was president of Baxter’s Renal U.S. business upon his departure in January, 2001. Mr. Likens has a B.B.A. in Marketing from Kent State University.

Mr. Likens’ qualifications to serve on the Board include his years of management experience, including his experiences as president and chief executive officer of Ulthera, Inc. At Ulthera and at Baxter Healthcare Corporation, Mr. Likens was responsible for medical device businesses that combined capital equipment with disposables products.

Jon W. Salveson has served as a director of the Company since March 2013. Mr. Salveson is vice chairman, investment banking and chairman of the healthcare investment banking group at Piper Jaffray Companies. He also serves on the board of CryoLife, Inc. a leading medical device company focused on cardiac and vascular surgery.

Mr. Salveson joined Piper Jaffray in 1993 as an associate, was elected managing director in 1999, and was named group head of Piper Jaffray’s international healthcare investment banking group in 2001. Mr. Salveson was appointed global head of investment banking and a member of the executive committee of Piper Jaffray in 2004 and has served in his present position as vice chairman, investment banking since July 2010. Mr. Salveson started his career as a market manager at Bio-Metrics Systems (now part of Surmodics, Inc.), an innovator in medical device surface modification, where he gained experience working in cardiology and interventional medicine.

Mr. Salveson’s qualifications to serve on the Board include his 20-plus years of experience in healthcare investment banking, advising clients on hundreds of merger and acquisition and financing transactions.

Gregory D. Waller has served as a director of the Company since August 2011. Mr. Waller also serves on the boards of directors of Endologix Corporation and Arcadia Bioscience, Inc., both publicly traded companies (and as chairman of the audit committee and a member of the nominating and governance committee for both companies). Until April 2015 Mr. Waller was chief financial officer of Ulthera Corporation, a privately held company that sells an ultrasound device used for non-invasive brow lifts, which was sold to Merz North America in July 2014. From March 2006 to April 2011, Mr. Waller was chief financial officer of Universal Building Products, Inc., a manufacturer of concrete construction accessories. Mr. Waller served as vice president of finance, chief financial officer, and treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until his retirement in May 2005, and was formerly vice president and treasurer of Kerr, Ormco Corporation, and Metrex. Mr. Waller joined Ormco in December 1980 as vice president and controller and served as vice president of Kerr European Operations from July 1989 to August 1993. Mr. Waller has an M.B.A. with a concentration in accounting from California

State University, Fullerton. His prior board service includes service as a director for the following companies: Alsius Corporation, a publicly traded company (chairman of the audit committee and a member of the compensation committee), from June 2007 until its acquisition by Zoll Medical Corporation in September 2009; Biolase Technology, Inc., a publicly traded company (chairman of the audit committee), from October 2009 to August 2010; Cardiogenesis Corporation, a publicly traded company (chairman of the audit committee), from April, 2007 until its acquisition by Cryolife, in May 2011; Clarient, Inc., a publicly traded company which was acquired by General Electric Company in December 2010 (chairman of the audit committee and a member of the compensation and corporate governance committees), from December 2006 to December 2010; and SenoRx, a publicly traded company which was acquired by C.R. Bard, Inc. in July 2010 (chairman of the audit committee), from May 2006 to July 2010.

Mr. Waller’s qualifications to serve on the Board include his 45 years of financial and management experience, including his experiences as chief financial officer of Universal Building Products, Sybron Dental Specialties, and Ulthera Inc. as well as his familiarity with public company board functions from his service on the boards of other public companies.

As described above, Mr. Waller served as chief financial officer of Universal Building Products from 2006 to 2011. Universal Building Products filed a voluntary petition for bankruptcy on August 4, 2010. Except as described in the preceding sentence, no other event has occurred during the past 10 years requiring disclosure pursuant to Item 401(f) of Regulation S-K.

Warren S. Watson has served as a director of the Company since January 2013. Mr. Watson is an executive with over 40 years of experience in the field of medical devices. Since 2010, Mr. Watson has served on the board of directors for Gillette Children’s Specialty Healthcare including as chair of the board (2015-2017). From 1982 to 2014, Mr. Watson served on the board of directors of Citizens Independent Bank of St. Louis Park, Minnesota, a community bank with four branches and $300 million in assets. From 2010 to 2012, he served as executive chairman of Cameron Health Inc., a medical technology company focused on subcutaneous implantable cardioverter and defibrillator devices. From 2004 to 2009, Mr. Watson served as a director for CardioMems, Inc., a start-up company focused on pulmonary artery pressure monitoring for patients with heart failure. From 2002 to 2009, Mr. Watson served as vice president of Cardiac Rhythm Management Research and Development, an organization leading over 1,800 professionals worldwide; he also served as chair of the Medtronic Corporate Research and Development Council during his tenure with that organization. From 2002 to 2007, Mr. Watson served as vice president and general manager of the San Jose-based CardioRhythm cardiac ablation business.

Mr. Watson’s qualifications to serve on the Board include his executive leadership in the field of medical devices, his 40 years of experience in the medical technology field, his successful development of multiple emerging therapies and his general business experience due to his board service for other medical technology companies such as Bardy Diagnostics (since 2017), Mardil, Inc. (2013-2016), Cardialen, Inc. (since 2012), NuAx (2011-2016) and Closys (2013-2016).

Director Independence

The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of the Nasdaq Capital Market (“Nasdaq”). The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. In particular, the Board considered (i) that Mr. Watson, in his capacity as Chairman of the Nominating and Corporate Governance Committee, received $25,000 from the Company in fiscal 2015 as compensation for duties as such committee chairman in connection with the amendment and restatement, implementation and administration of the Company’s Code of Business Conduct and Ethics and (ii) that Mr. Salveson is an executive officer of Piper Jaffray Companies, the parent company of Piper Jaffray & Co., which served as joint book-running manager for the

Company’s confidentially marketed public offering that closed on September 24, 2013. The Board determined that Mr. Watson continued to satisfy the objective independence tests and that his independence was not otherwise impaired under the subjective criteria, because, among other things, such payment was made to him in his capacity as Chairman of the Nominating and Corporate Governance Committee for services related to such role and the dollar amounts at issue were immaterial. In prior years, the Board determined that Mr. Salveson was not an independent director, but in the first quarter of fiscal 2016, the Board reassessed Mr. Salveson’s independence and determined that he satisfies the objective independence tests and that his independence was not otherwise impaired under the subjective criteria because, among other reasons, the fees paid to Piper Jaffray in connection with the confidentially marketed public offering were well below the threshold dollar amount for payments made to affiliated entities set forth in the objective independence tests and due to the amount of time that has passed since such fees were paid.

The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that all of our directors are independent directors under the applicable rules of Nasdaq, except for Mr. Erb, our current Chief Executive Officer and President. Mr. Watson serves as our lead independent director.

Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board provides critical oversight in our strategic planning process, as well as other functions carried out through the Board committees as described below.

Board Leadership Structure

Mr. Erb, our Chief Executive Officer and President, serves as Chairman of the Board, and Mr. Watson, a non-employee independent director, serves as Lead Independent Director. The Board believes that having the Chief Executive Officer also serve as Chairman of the Board provides efficiencies and permits a unified strategic vision and clear leadership for the Company as it transitions from a research and development entity to a commercial organization. The Board further believes that the Lead Independent Director role provides independence from management in the operation and governance of the Board.

Board Involvement in Risk Oversight

It is the responsibility of management to identify, assess and manage our exposure to risks. The Board plays an important role in overseeing management’s performance of these duties as well as the processes and systems the Company uses to identify, prioritize, source, manage and monitor our critical risks. To this end, the Board receives regular reports from members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to the Board at regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, at least annually, the Board reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

The Board has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The Audit Committee oversees the management of financial and internal control risks as well as risks associated with litigation and related party transactions. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees the management of risks associated with the composition and independence of the Board, compliance with various regulatory and listing standards requirements and succession planning. While each committee is responsible for evaluating and overseeing the management of risks relevant to that particular committee, the full Board is regularly informed of the committees’ risk oversight activities through committee reports presented at Board meetings.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The non-employee directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings of the Board and of the Board committees on which they serve, as well as the annual meeting of stockholders. The Board met six times during 2017. In 2017, each director attended at least 75% of the aggregate of all meetings of the Board and the committees of which he was a member. All directors attended the 2017 annual meeting of stockholders.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board. Each committee’s charter is posted on our website, www.chf-solutions.com, under the “Investors – Corporate Governance” tab. The table below sets forth the current membership for the three Board committees and the number of meetings held for each in 2017.

Director	Audit	Compensation	Nominating and Corporate Governance
Steve Brandt		X	X
John L. Erb
Matthew E. Likens	X		X
Jon W. Salveson		Chair
Gregory D. Waller	Chair		X
Warren S. Watson	X	X	Chair
Meetings	8	2	1

Audit Committee

The primary purpose of the Audit Committee is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes; the Company’s systems of internal control over financial reporting, including financial disclosure controls and procedures; audits of the Company’s consolidated financial statements; the quality and integrity of the Company’s consolidated financial statements and reports provided to the Company’s stockholders, the SEC and other persons; and the qualifications, independence and performance of the Company’s independent registered public accounting firm. To implement this purpose, the Committee is charged with the following responsibilities, among others:

•	to evaluate the qualifications, performance and independence of our independent registered public accounting firm and to assess the permissibility of and pre-approve all audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm;
•	to discuss with management and our independent registered public accounting firm any major issues as to the adequacy of our internal control over financial reporting, any actions to be taken in light of significant or material control deficiencies and the adequacy of our disclosures about changes in internal control over financial reporting;
•	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control over financial reporting or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	to review the consolidated financial statements proposed to be included in our annual report on Form 10-K and recommend to the Board whether or not such consolidated financial statements should be so included;
•	to prepare the Audit Committee Report required by SEC rules to be included in our annual proxy statement; and
•	to review the Company’s disclosures in its periodic reports on Form 10-K and Form 10-Q to be filed with the SEC and approve the filing of each such report.

The responsibilities and activities of the Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that Mr. Waller qualifies as an “audit committee financial expert” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Committee or the Board.

Compensation Committee

The primary purpose of the Compensation Committee is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s executive officers. To implement this purpose, the Compensation Committee is charged with the following responsibilities, among others:

•	to recommend the compensation and other terms of employment of the Company’s Chief Executive Officer to the Board for approval and to evaluate the Chief Executive Officer’s performance in light of relevant individual and corporate performance goals and objectives;
•	to review and approve the individual and corporate performance goals and objectives of the Company’s other executive officers, and to determine and approve the compensation and other terms of employment of such executive officers, considering, among other things, the recommendations of the Company’s Chief Executive Officer;
•	to review the compensation paid to non-employee directors for their service on the Board and its committees and recommend any appropriate changes to the Board for approval;
•	to recommend to the Board the adoption, amendment and termination of the Company’s equity compensation plans and to administer such plans and approve grants and awards as permitted or required under such plans; and
•	to evaluate risks associated with and potential consequences of the Company’s compensation policies and practices, as applicable to all employees of the Company.

The Compensation Committee may form and delegate authority to subcommittees as appropriate. The responsibilities and activities of the Compensation Committee are described in greater detail in its charter.

Role of Compensation Consultant. The Compensation Committee engaged Compensia (“Compensia”) in the fourth quarter of 2015 to perform a comprehensive review of the Company’s executive compensation programs in connection with making executive officer compensation determinations for fiscal 2016. In connection with such engagement, Compensia evaluated the Company’s executive officers’ base salaries, incentive compensation, and total compensation relative to a peer group consisting of 16 companies similar to the Company based on industry, market capitalization and revenue, reporting directly to the Compensation Committee.

The Compensation Committee engaged Grant Thornton LLP (“Grant Thornton”) to perform a comprehensive review of the Company’s non-employee director compensation programs relative to the competitive market in 2013. Grant Thornton also provided analysis of the Company’s non-executive employee compensation under a separate engagement reporting to management.

The Compensation Committee did not engage a compensation consultant to perform a comprehensive review of the Company’s executive compensation or non-employee director compensation programs for fiscal 2017. In establishing target annual compensation for each named executive officer in fiscal 2017, the Compensation Committee continued to rely on the survey data provided by Compensia for fiscal 2016 compensation, and Mr. Erb recommended, taking into account information from publicly available industry surveys, and the Compensation Committee approved, base salary increases ranging from 2% to 4% for the Company’s officers. The Compensation Committee did not make changes to the non-employee director compensation program for fiscal 2017.

The Compensation Committee concluded that the advice it received from the individual compensation consultants in 2013 and 2015 did not raise any conflict of interest, considering the following six factors: (i) the provision of other services to the Company by the consultant; (ii) the amount of fees received from the Company by the consultant, as a percentage of the total revenue of such consultant; (iii) the policies and procedures of the consultant that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant with a member of the Compensation Committee; (v) any stock of the Company owned by the consultant; and (vi) any business or personal relationship of the consultant with an executive officer of the Company.

During the fourth quarter of fiscal 2017, the Compensation Committee engaged Compensia to conduct an assessment of executive officer and non-employee director compensation for fiscal 2018.

See “Director Compensation” and “Named Executive Officer Compensation Tables—Narrative Discussion of Summary Compensation Table for 2017” below for additional information regarding our processes and procedures for consideration and determination of director and executive officer compensation.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to review the composition and performance of the Board and its committees and to oversee all aspects of the Company’s corporate governance functions. To implement this purpose, the Committee is charged with the following responsibilities, among others:

•	to identify, review and evaluate candidates to serve on the Board, to review and evaluate incumbent directors, and to recommend to the Board nominees for election to the Board;
•	to monitor the size of the Board;
•	to review, discuss and assess, on an annual basis, the performance of management and the Board, including its committees;
•	to recommend to the Board, on an annual basis, the chairmanship and membership of each committee, considering the interests, independence and experience of individual directors and the independence and experience requirements of the SEC and Nasdaq; and
•	to exercise general oversight over corporate governance policy matters of the Company, including developing, reviewing and assessing the Corporate Governance Guidelines and recommending appropriate changes to the Board for consideration.

The responsibilities and activities of the Committee are described in greater detail in its charter.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. See “Proposal 1—Election of Directors—Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “Proposal 1—Election of Directors—Director Background and Qualifications.” The Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business.

In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee reviews such director’s overall service to the Company during his term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such director’s independence. Generally, the Committee will re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board.

If a vacancy on the Board occurs or the Board increases in size, the Nominating and Corporate Governance Committee will actively seek individuals that satisfy the Committee’s criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In 2017, the Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Nominating and Corporate Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Amended and Restated Bylaws (“Bylaws”) and applicable law. See “Additional Matters—Requirements for Submission of Stockholder Proposals and Nominations for 2019 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the 2018 annual meeting.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its stockholders. To that end, the Board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the listing standards of Nasdaq.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on our website, www.chf-solutions.com, under the “Investors – Corporate Governance” tab. These guidelines address, among other things: Board composition and selection, including Board size, director independence and Board membership criteria, as well as Board meetings, committees, access to management and use of outside advisors.

Annual Performance Evaluations. Our Corporate Governance Guidelines contemplate, and the Nominating and Corporate Governance Committee Charter requires, that the Committee annually review, discuss and assess the performance of the Board and its committees. These reviews focus on the Board and its committees as a whole, and not individual directors, unless circumstances otherwise warrant. The Board also reviews the Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

Succession Planning. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee should develop and periodically review with the Chief Executive Officer the plan for succession to the offices of our executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions. This succession planning process is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code is posted on our website, www.chf-solutions.com, under the “Investors – Corporate Governance” tab. Any amendments to the Code, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website under the “Investors – Corporate Governance” tab.

Committee Charters

See “–Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the three standing committees. All of the charters of our three standing committees are available on our website, www.chf-solutions.com, under the “Investors—Corporate Governance” tab.

Director Compensation

Our non-employee directors receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and stockholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

2017 Compensation Program

For 2017, the Compensation Committee determined not to engage a compensation consultant to perform a comprehensive review with respect to the Company’s non-employee director compensation program and made no changes to the existing program in 2017. The last comprehensive review of non-employee director compensation by a compensation consultant was done in 2013.

The following table sets forth the compensation program for non-employee directors in 2017:

2017 ($)
Annual Cash Retainer:	55,000
Annual Equity Award ($ value):	35,000

Annual cash retainers are payable in equal quarterly installments, in arrears on the last day of each quarter in which the service occurs. The Company does not provide any perquisites to directors.

Annual equity awards are granted on the date of the annual meeting of stockholders. One-third of the award is issued in the form of a stock option, and two-thirds of the award is issued in the form of restricted stock units (“RSUs”). In each case, 1/12th of the shares underlying the awards vests monthly, commencing on the one-month anniversary of the grant date, so that all of the underlying shares are vested on the one-year anniversary of the grant date.

Despite the program described above being in place during 2017, the annual equity awards made to directors at the 2017 annual meeting were reduced due to share limitations under the 2013 Non-Employee Directors’ Equity Incentive Plan (the “2013 Directors’ Plan”). See “—2018 Equity Grants” below.

2017 Compensation Table

The table below sets forth the compensation of each non-employee director in 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Steve Brandt	36,667	7,774	7,551	51,992
Matthew E. Likens	36,667	7,774	7,551	51,992
Jon W. Salveson	55,000	—	3,676	58,676
Gregory D. Waller	55,000	—	3,676	58,676
Warren S. Watson	55,000	—	3,676	58,676
Total	238,333	15,548	26,131	280,012
(1)	Reflects cash retainers. Messrs. Brandt and Likens were appointed to the board in February 2017.
(2)	Reflects RSUs granted under the 2013 Directors’ Plan to new directors on the date they joined the board. The amount granted was prorated based on the remaining annual term to be served until the next annual meeting. There were no RSU grants to directors at the 2017 annual meeting. See “—2018 Equity Grants” below.
(3)	Reflects stock options granted on the date of the 2017 annual meeting under the 2013 Directors’ Plan. The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 7 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017. The grant date fair value per share of the stock options granted on May 25, 2017 was approximately $9.19 per share. As described above, the option grants made to directors at the 2017 annual meeting were reduced. See “—2018 Equity Grants” below.

As a named executive officer of the Company, compensation paid to Mr. Erb for the 2016 and 2017 fiscal years is fully reflected under “Named Executive Officer Compensation Tables—Summary Compensation Table for 2017”.

As of December 31, 2017, each non-employee director had the following number of shares underlying outstanding options (both vested and unvested) and RSUs, respectively: Mr. Brandt, 445 and 10; Mr. Likens, 445 and 10; Mr. Salveson, 489 and 0; Mr. Waller, 470 and 0; Mr. Watson, 489 and 0.

2018 Equity Grants

To restore a meaningful equity interest in the Company by our non-employee directors following the reverse stock splits and public offerings consummated in 2017, in January 2018, following the increase in the number of shares reserved for issuance under the 2013 Directors’ Plan on January 1, 2018 pursuant to the “evergreen” provision in such plan, and considering the advice of Compensia, who was engaged in the fourth quarter of 2017 to provide an assessment of executive officer and non-employee director compensation, the Board granted options to purchase shares of our common stock to our non-employee directors as follows, depending on director tenure:

Name	Option Awards (#)	Exercise Price ($)	Option Awards ($)(1)
Steve Brandt	33,004	3.55	102,322
Matthew E. Likens	33,004	3.55	102,322
Jon W. Salveson	46,206	3.55	143,352
Gregory D. Waller	52,807	3.55	163,718
Warren S. Watson	46,206	3.55	143,352
Total	211,227		655,066
(1)	The amounts reported represent the grant date fair value of the stock options. General valuation assumptions used in determining grant date fair values are included in Note 7 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the non-employee or independent directors, or with the entire Board should direct the communication to Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, Minnesota 55344. If a stockholder does not wish to have our Secretary screen the communication, the stockholder should indicate that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

EXECUTIVE OFFICERS

The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company are as follows:

Name	Age	Position
John L. Erb	69	Chief Executive Officer and President; Chairman of the Board
Claudia Drayton	50	Chief Financial Officer; Secretary
Jim Breidenstein	47	Chief Commercial Officer

See “Proposal 1 – Election of Directors – Director Background and Qualifications” for biographical and other information regarding Mr. Erb, the Company’s Chief Executive Officer and President.

Claudia Drayton has served as our chief financial officer and secretary since January 2015. Prior to joining the Company, Ms. Drayton spent 15 years at Medtronic, Inc., a $17 billion global leader in the medical device industry. During her tenure at Medtronic, Ms. Drayton held multiple senior managerial finance positions, culminating with an assignment in Europe serving as chief financial officer of the peripheral vascular business (2010-2012) and most recently, as chief financial person and senior finance director of the integrated health solutions business (2012-2014). In these capacities, her responsibilities and experiences included profitability management, strategic planning, mergers and acquisitions, planning and forecasting, and implementation of financial best practices. Before joining Medtronic, Ms. Drayton was an audit and business advisory manager at Arthur Andersen for seven years.

Ms. Drayton holds an MBA from the University of Minnesota’s Carlson School of Management, a B.S. from the University of Mary Hardin-Baylor and is a Certified Public Accountant (inactive).

Jim Breidenstein has served as our chief commercial officer since April 2017. Prior to joining the Company, Mr. Breidenstein was president and chief operating officer of the SNAP division of Surgical Theater, a medical virtual reality software company, from 2015 to 2016. Prior to Surgical Theater, Mr. Breidenstein was senior vice president of sales at Cardiovascular Systems, Inc., a company focused on developing and commercializing innovative solutions for treating peripheral and coronary vascular disease, from 2011 to 2015, and director of sales at Kyphon, Inc. a startup company specializing in spine surgical instruments that was acquired by Medtronic in 2007.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2017

The following table sets forth certain information, for the years ended December 31, 2017 and December 31, 2016, regarding compensation of our current Chief Executive Officer and the two other most highly compensated executive officers who received remuneration exceeding $100,000 during 2017 and were serving as executive officers as of December 31, 2017 (our “named executive officers”).

Name Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Nonequity Incentive Plan Compensation ($)		All Other Compensation ($)(7)	Total ($)
John L. Erb Chief Executive Officer & President; Chairman of the Board	2017	412,000	—		—	—		164,800		12,100	588,900
	2016	385,833	—		331,044	363,227		134,000		—	1,214,104
Jim Breidenstein(3) Chief Commercial Officer	2017	246,923	—		—	155,835	(4)	104,839	(5)	9,939	517,536
Claudia Drayton Chief Financial Officer; Secretary	2017	272,000	50,000	(6)	—	—		80,920		8,521	411,441
	2016	260,000	—		39,936	43,661		60,970		6,238	410,805
(1)	Amounts in the Stock Awards column relate to RSUs granted under the Company’s Second Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”). Upon vesting, the RSUs convert into shares of our common stock on a one-for-one basis. The amounts reported represent the grant date fair value of the RSUs (excluding the effect of estimated forfeitures), which is based on the closing trading price of a share of our common stock on the grant date.
(2)	Except as otherwise noted, amounts in the Option Awards column relate to stock options granted under the Company’s 2011 Equity Incentive Plan. The amounts reported reflect the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 7 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.
(3)	Amounts reported reflect that Mr. Breidenstein commenced employment with the Company effective April 24, 2017.
(4)	Reflects stock options granted under the Company’s New-Hire Equity Incentive Plan (the “New-Hire Plan”) in connection with such officer’s hiring. The amounts reported reflect the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value for are included in Note 7 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.
(5)	Consists of (i) a bonus equal to $69,138, as discussed below, and (ii) a payment of approximately $35,701 under Mr. Breidenstein’s offer letter, representing 1.6% of the Company’s net sales from May to December 2017, as discussed below.
(6)	Consists of a retention bonus that was paid in 2017.
(7)	Reflects the amount of employer match contributions made on the individual’s behalf to the Company’s 401(k) Plan.

Narrative Discussion of Summary Compensation Table for 2017

Employment Agreements and Other Arrangements.   Mr. Erb has a written employment agreement. We signed offer letters with each of our other named executive officers upon the commencement of their employment with us. All of the named executive officers have change in control agreements, which entitle them to payments from the Company upon the happening of specified termination events. See “— Potential Payments Upon Termination or Change in Control”.

Base Salaries.   The initial annual base salaries of the Company’s executive officers are negotiated in connection with their hiring. The Compensation Committee reviews the base salaries of the executive officers on an annual basis and generally grants salary increases following such reviews. Base salary increases are typically between 3-5% and represent a combination of a cost of living and inflation adjustment and a merit raise.

As discussed above under “Board Matters—Committees of the Board—Compensation Committee—Role of Compensation Consultant,” the Compensation Committee engaged Compensia in the fourth quarter of 2015 to conduct a comprehensive review of the Company’s executive compensation program and to consider year-end merit increases for the Company’s officers for fiscal 2016. The Compensation Committee did not engage a compensation consultant for fiscal 2017. In establishing target annual compensation for each named executive officer in fiscal 2017, the Compensation Committee continued to rely on the survey data provided by Compensia for fiscal 2016 compensation, and Mr. Erb recommended, taking into account information from publicly available industry surveys, and the Compensation Committee approved, base salary increases ranging from 2% to 4% for the Company’s officers and, specifically, a 3% increase for each of Mr. Erb and Ms. Drayton. Mr. Breidenstein commenced employment with us on April 24, 2017. Pursuant to his offer letter, Mr. Breidenstein was entitled to an annualized base salary of $360,000 for 2017.

Equity Compensation.   Pursuant to the terms of his offer letter, Mr. Breidenstein was granted on June 2, 2017, an option to purchase 16,957 shares of our common stock with a grant date fair value of $155,835, 25% of which will vest on the one-year anniversary of the date of grant, with the remaining shares vesting in 36 equal consecutive monthly installments. The Compensation Committee did not make other equity grants to our named executive officers in 2017. See “—2018 Equity Grants” below.

Nonequity Incentive Plan Compensation.   In 2017, the Compensation Committee made no change to the target bonuses, set forth as a percentage of annual base salary, for either Mr. Erb or Ms. Drayton, which were 50% and 35% of base salary, respectively. Mr. Breidenstein’s 2017 target bonus of 35% of base salary was set forth in his offer letter. The earned bonus was based on the achievement of corporate performance objectives defined and weighted by the Compensation Committee, in consultation with our Chief Executive Officer, and primarily related to the Company’s 2017 revenue, financing activities, transitioning manufacturing activities related to the Aquadex FlexFlow System and product development initiatives. The Committee assessed the Company’s achievement of the corporate objectives at 2017 year end, and calculated a total weighted average performance to corporate objectives of 80%. While Mr. Erb’s bonus was based solely on the achievement of corporate objectives, Ms. Drayton and Mr. Breidenstein were also compensated based on the achievement of personal objectives, which accounted for 25% of their overall bonus.

The following table sets forth target and earned non-equity incentive plan compensation for 2016 and 2017.

	2016			2017
	Target		Earned	Target			Earned
Name	% of Base Salary	$	$	% of Base Salary	$		$
John L. Erb	50	200,000	134,000	50	206,000		164,800
Jim Breidenstein(1)	—	—	—	35	86,423	(1)	69,138 (1)
Claudia Drayton	35	91,000	60,970	35	95,200		80,920
(1)	Amounts reported reflect that Mr. Breidenstein commenced employment with the Company effective April 24, 2017.

Pursuant to his offer letter, during 2017 Mr. Breidenstein was also entitled to receive 1.6% of the Company’s total net sales during each month of his employment, which was reported as non-equity incentive compensation in the “Summary Compensation Table for 2017” above. The Compensation Committee, taking into account the assessment of Compensia, who was engaged in the fourth quarter of 2017 to provide an assessment of executive officer and non-employee director compensation for 2018, elected to continue this payment for fiscal 2018.

Retention Bonus.   The Compensation Committee further awarded a retention bonus of $50,000 to Ms. Drayton in December 2016, payable on July 15, 2017, so long as Ms. Drayton remained with the Company through June 30, 2017 and the Company received a minimum of $5 million in equity financing by such date.

2018 Equity Grants

To restore a meaningful equity interest in the Company by our executive officers following the reverse stock splits and public offerings consummated in 2017, in January 2018, following the increase in the number of shares reserved for issuance under the 2017 Equity Incentive Plan (the “2017 Plan”) on January 1, 2018 pursuant to the “evergreen” provision in such plan, and considering the advice of Compensia, who was engaged in the fourth quarter of 2017 to provide an assessment of executive officer and non-employee director compensation, the Board and Compensation Committee granted options to purchase shares of our common stock to our named executive officers as follows:

Name	Option Awards (#)	Exercise Price ($)	Option Awards ($)(1)
John L. Erb	659,193	3.55	2,043,696
Jim Breidenstein	181,068	3.50	553,072
Claudia Drayton	197,746	3.50	604,015
Total	1,038,007		3,200,783
(1)	The amounts reported represent the grant date fair value of the stock options. General valuation assumptions used in determining grant date fair values are included in Note 7 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
John L. Erb	90	(1)	—		4,962.00	09/11/2022
	4	(1)	—		3,342.00	05/28/2024
	6	(1)	—		2,574.00	05/20/2025
	389	(2)	501	(2)	558.00	03/16/2026
							225	(3)	778.50
Jim Breidenstein	—		16,957	(5)	11.40	06/01/2027
							—		—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Claudia Drayton	133	(5)	50	(5)	2,688.00	01/05/2025
	46	(2)	50	(2)	624.00	01/15/2026
							—	—
(1)	Consists of stock options granted under the 2013 Directors’ Plan. 1/12th of the shares underlying the awards vests monthly, commencing on the one-month anniversary of the grant date, so that all of the shares are vested on the one-year anniversary of the grant date.
(2)	Consists of stock options granted under the Second Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”). The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.
(3)	Consists of RSUs granted under the 2011 Plan. The RSUs vest in 36 consecutive monthly increments, commencing on the one-month anniversary of the grant date, so that all of the underlying shares will be vested on the three-year anniversary of the grant date.
(4)	Based on the closing price of our common stock on Nasdaq on December 29, 2017, the last trading day in 2017, which was $3.46.
(5)	Consists of stock options granted under the New-Hire Plan. The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.

Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

Equity awards have been issued to the named executive officers under the 2017 Plan, 2011 Plan and the New-Hire Plan. A termination or change in control may affect the vesting and/or exercisability of awards issued under the equity compensation plans, as further discussed below.

2017 Plan and 2011 Plan

Under the 2017 Plan and the 2011 Plan, the Board or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Stock Options.   Generally, if a participant’s continuous service terminates:

•	other than for cause or upon the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

•	as a result of the participant’s death, or if the participant dies within the period during which the option may be exercised after the termination of the participant’s continuous service for a reason other than death, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 18 months following the date of death or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	for cause, the option will terminate upon the date of termination, and the participant will be prohibited from exercising his or her option from and after such time.

RSUs.   Upon termination of a participant’s continuous service for any reason, any unvested RSUs will be immediately canceled and forfeited, provided that the Compensation Committee may accelerate the vesting of all or a portion of the award in connection with such termination.

New-Hire Plan

Under the New-Hire Plan, the Board or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Stock Options.   Generally, if a participant’s continuous service terminates:

•	for any reason other than the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	as a result of the participant’s death, or if the participant dies within the period (if any) specified in the award agreement during which the option may be exercised after the termination of the participant’s continuous service for a reason other than death, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 18 months following the date of death or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

Change in Control Agreements

The Company has entered into change in control agreements with the named executive officers who are currently executive officers of the Company that require us to provide compensation to the officer in the event of a change in control. Each agreement has a term that runs from its effective date through the later of: (i) the five-year anniversary of the effective date, subject to automatic extension for successive two-year periods until notice of non-renewal is given by either party at least 60 days prior to the end of the then-effective term; or (ii) if a change in control occurs on or prior to the end of the then-effective term, then the one-year anniversary of the effective date of such change in control.

The change in control agreements provide that, if: (x) a change in control occurs during the term of the officer’s agreement; and (y) the officer’s employment terminates anytime during the one-year period after the effective date of the change in control; and (z) such termination is involuntary at the Company’s initiative without cause or is due to the officer’s voluntary resignation for good reason, then the Company will: (i) pay in a lump sum the officer’s salary for 12 months and any other earned but unpaid compensation; (ii) pay in a lump sum an amount equal to the incentive bonus payment received by the officer for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) provide healthcare benefits to the officer and the officer’s family until the earlier of (A) the date 12 months after the officer’s termination and (B) the date the officer is, and/or the officer’s covered dependents are, eligible to receive group medical and/or dental insurance coverage by a subsequent employer.

The Company is also obligated to make the foregoing payments and to provide the foregoing healthcare benefits in the event (i) the officer’s employment terminates (A) due to a voluntary resignation for good reason or (B) due to an involuntary termination by the Company without cause, and (ii) a change in control occurs within 90 days after the termination date and during the term of the agreement.

In addition to the payments described above, each change in control agreement provides that if a change in control occurs while the officer is actively employed by the Company and during the term of the agreement, such change in control will cause the immediate acceleration of the vesting of 100% of any unvested portion of any stock option awards held by the officer on the effective date of such change in control.

The Company is not obligated to make the payments described above unless: (i) the officer signs a full release of any and all claims in favor of the Company; (ii) all applicable consideration periods and rescission periods have expired; and (iii) as of the dates the Company provides any payments to the named executive officer, the officer is in strict compliance with the terms of the applicable change in control agreement and any proprietary information agreement the officer has entered into with the Company.

Employment Agreement – Mr. Erb

On March 1, 2016, we entered into an executive employment agreement with Mr. Erb regarding his employment as our Chief Executive Officer and President.

The agreement has an initial term (the “Initial Term”) of twelve (12) months beginning on March 1, 2016 and automatically renews for an additional twelve (12) month period at the end of the Initial Term and each anniversary thereafter provided that at least ninety (90) days prior to the expiration of the Initial Term or any renewal term the Board does not notify Mr. Erb of its intention not to renew the employment period.

The agreement entitles Mr. Erb to, among other benefits, the following compensation:

•	an annual base salary of at least $400,000, reviewed at least annually;
•	initial equity grants of an option to purchase 17,800 shares of common stock and 11,866 restricted stock units, in each case, granted in accordance with the terms and conditions of the Company’s Second Amended and Restated 2011 Equity Incentive Plan;
•	an opportunity to receive additional annual equity awards as determined by the Compensation Committee based on Mr. Erb’s performance and commensurate with grants made to chief executive officers in the Company’s compensation peer group;
•	an opportunity for Mr. Erb to receive an annual performance bonus in an amount of up to 50% of Mr. Erb’s annual base salary for such fiscal year based upon achievement of certain performance goals to be established by the Board;
•	participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company;
•	prompt reimbursement for all reasonable expenses incurred by Mr. Erb in accordance with the plans, practices, policies and programs of the Company; and
•	22 days paid time off, to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.

In connection with the equity grant contemplated by the agreement, Mr. Erb received an option to purchase 17,800 shares of the Company’s common stock at an exercise price of $27.3 per share and an award of 11,866 restricted stock units, both of which were issued on March 16, 2016.

The agreement also includes a “claw-back” provision providing for the recoupment of unearned incentive compensation if the Board, or an appropriate committee thereof, determines that Mr. Erb engaged in any fraud, negligence, or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements, or if the Company is required to seek reimbursement by applicable laws or regulations, the Board or committee may require reimbursement of any bonus or incentive compensation paid to Mr. Erb.

Upon termination of Mr. Erb’s employment, Mr. Erb may be entitled to certain payments and benefits, depending on the reason for his termination. In the event Mr. Erb resigns his employment without good reason, the Company terminates Mr. Erb’s employment for cause, or Mr. Erb’s employment terminates as a result of his death or disability, Mr. Erb is entitled to receive the Unconditional Entitlements, but not the Conditional Benefits (each as defined below). In the event Mr. Erb resigns with good reason or the Company terminates Mr. Erb’s employment for reason other than cause, Mr. Erb is entitled to receive the Unconditional

Entitlements, as well as the Conditional Benefits, provided that Mr. Erb signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties.

The “Unconditional Entitlements” include the following: (i) any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) in the event Mr. Erb’s employment terminates after the end of a fiscal year but before payment of the annual bonus payable for his services rendered in that fiscal year, the annual bonus that would have been payable to Mr. Erb for such completed fiscal year, provided that such termination is not due to the Company’s termination of Mr. Erb for cause or Mr. Erb’s resignation without good reason; and (iii) certain other benefits contemplated by the agreement.

The “Conditional Benefits” include the following: (i) a lump sum amount equal to one times Mr. Erb’s annual base salary as of the termination date; (ii) continued medical coverage for 12 months following the termination date; (iii) continued vesting of equity awards for 12 months following the termination date; and (iv) a pro-rata annual bonus for the year in which the termination date occurs, determined on the basis of an assumed full-year target bonus and the number of days in the applicable fiscal year occurring on or before the termination date.

Offer Letter – Mr. Breidenstein

On April 12, 2017, we entered into an offer letter with Mr. Breidenstein regarding his employment as our Chief Commercial Officer effective April 24, 2017. In addition to the compensation described above under “—Narrative Discussion of Summary Compensation Table for 2017,” Mr. Breidenstein is also entitled to salary continuation and reimbursement of monthly COBRA premiums paid by him, in each case, for the 9-month period following the termination date, if the Company terminates his employment without cause; provided that Mr. Breidenstein signs and delivers to the Company, and does not revoke, a general release of claims.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock as of March 22, 2018 by (i) each of the directors and named executive officers, (ii) all of the directors and executive officers as a group, and (iii) to our knowledge, beneficial owners of more than 5% of our common stock. As of March 22, 2018, there were 4,226,251 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Number of Shares	Right to Acquire (1)		Total	Aggregate Percent of Class (2)
John L. Erb	5,771	72,512	(3)	78,283	1.8%
Steve Brandt	71	11,413		11,484	*
Matthew E. Likens	71	11,413		11,484	*
Jon W. Salveson	69	15,858		15,927	*
Gregory D. Waller	74	18,039		18,113	*
Warren S. Watson	69	15,858		15,927	*
Jim Breidenstein	—	—		—	—
Claudia Drayton	37	209		246	*
All directors and executive officers as a group (8 persons)	6,162	145,302		151,464	3.5%
Chiang Li Family(4) 8 Museum Way #1606 Cambridge, MA 02141	235,950	—		235,950	5.6%
*	Less than one percent.
(1)	Except as otherwise described below, amounts reflect the number of shares that such holder could acquire through (i) the exercise of outstanding stock options or (ii) the vesting/settlement of outstanding RSUs, in each case within 60 days of March 22, 2018.
(2)	Based on 4,226,251 shares outstanding as of March 22, 2018.
(3)	Consists of (i) 582 shares issuable upon the exercise of outstanding stock options, (ii) 30 shares subject to the vesting/settlement of outstanding RSUs, (iii) 49,600 shares issuable upon the exercise of outstanding warrants to purchase common stock and (iv) 22,223 shares issuable upon conversion of outstanding shares of Series F Convertible Preferred Stock (assuming all 100 shares of Series F Convertible Preferred Stock held by Mr. Erb are converted at once and rounded up to the nearest whole share), in each case within 60 days of March 22, 2018.
(4)	Based on the Schedule 13G filed by the reporting person on December 8, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We give careful attention to related person transactions because they may present the potential for conflicts of interest. Under SEC rules, a related person transaction is any transaction or series of transactions in which: the Company or a subsidiary is a participant; the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets as of December 31, 2017; and a related person has a direct or indirect material interest. A “related person” is a director, executive officer, nominee for director or a more than 5% stockholder, and any immediate family member of the foregoing.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. We maintain a written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interests of the Company and its stockholders.

Related Employees — Scott Erb, who served as our Senior Manager of Operations and Director of Marketing during 2017, is the son of John Erb, our Chief Executive Officer, President and Chairman of the Board. In 2017, Scott Erb was paid $78,974 as an employee of the Company. Following Scott Erb’s departure from the Company, the Company paid $15,010 in 2017 to Infinitum Analytics, LLC, of which Scott Erb is Owner/Principal, for consulting services.

AUDIT COMMITTEE REPORT

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal control over financial reporting, and the independent audit of our consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2017 were audited by Baker Tilly, the Company’s independent registered public accounting firm.

As part of its activities, the Audit Committee has:

•	reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;
•	discussed with the independent registered public accounting firm the matters required to be communicated under Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees”;
•	assessed the permissibility of, and pre-approved all audit, audit-related and non-audit services provided by the independent registered public accounting firm; and
•	received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting processes. Baker Tilly is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. We are a “smaller reporting company” and exempt from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. As a result, Baker Tilly does not issue a report on the Company’s internal control over financial reporting.

Based on the foregoing review and discussions and a review of the report of Baker Tilly with respect to the consolidated financial statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Audit Committee of the Board of Directors of CHF Solutions, Inc.

Gregory D. Waller, Chairman
Matthew E. Likens
Warren S. Watson

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for the Company by its independent registered public accounting firm. In accordance with this policy, the Committee’s practice is to assess the permissibility of and pre-approve all audit, audit-related and non-audit services to be provided by the independent registered public accounting firm during the year. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permissible audit-related and non-audit services. Any pre-approvals granted pursuant to delegated authority must be reported to the Committee at its next regular meeting.

The Audit Committee has determined that the provision of the non-audit services described in the table below was compatible with maintaining the independence of our independent registered public accounting firm. The Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

Independent Registered Public Accounting Firm Fees

Baker Tilly served as our independent registered public accounting firm for the year ended December 31, 2017. Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2016 and until Baker Tilly’s engagement on June 5, 2017. The following table sets forth the fees we incurred for audit and other services provided by Baker Tilly and Ernst & Young LLP in 2017 and Ernst & Young LLP in 2016. All of such services described below were pre-approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2017 ($)		2016($)
	Baker Tilly	E&Y	E&Y
Audit Fees(1)	151,930	60,000	426,600
Audit-Related Fees	50,000	165,500	34,500
Tax Fees(2)	14,210	—	52,852
All Other Fees	—	—	—
Total	216,140	225,500	513,952
(1)	Audit fees in 2017 and 2016 consisted of fees relating to the audit of the Company’s annual consolidated financial statements included in our annual report on Form 10-K, the review of interim condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, the review of the Company’s registration statements and the completion of comfort letter procedures associated with the Company’s securities offerings.
(2)	Tax fees in 2017 and 2016 consisted of fees for tax compliance, tax advice and tax planning services. Such fees primarily related to federal and state tax compliance and planning.

PROPOSAL 2 – advisory vote on the compensation of named executive officers

As required pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. Our executive compensation program is designed to:

•	Align the interests of management with those of stockholders;
•	Provide fair and competitive compensation;
•	Integrate compensation with the Company’s business plans;
•	Reward both business and individual performance; and
•	Attract and retain key executives that are critical to the success of the Company.

The Compensation Committee of our Board of Directors believes the Company’s executive compensation programs are appropriate for its stage of development and are well aligned with the stockholders’ long-term interests. A more detailed discussion of our executive compensation programs and the compensation of our named executive officers in 2017 is provided under the “Named Executive Officer Compensation Tables” and related narrative disclosure.

We believe that the information we have provided within the “Named Executive Officer Compensation Tables” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of CHF Solutions, Inc.’s named executive officers, as described in the Named Executive Officer Compensation Tables section, and the other tabular and narrative disclosure regarding such compensation, set forth in the Proxy Statement for the 2018 Annual Meeting of Stockholders.”

This advisory vote on executive compensation is not binding on the Company, our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

The Board unanimously recommends that you vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Named Executive Officer Compensation Tables section, and the other tabular and narrative disclosure regarding such compensation, set forth in this proxy statement.

PROPOSAL 3 – advisory vote on the FREQUENCY of the advisory vote on the compensation of named executive officers

As required pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory (nonbinding) vote on the frequency with which our stockholders shall have the advisory vote on executive compensation as provided for in Proposal 2 above. By voting on this Proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, stockholders may abstain from voting. We are required to hold an advisory vote on frequency at least once every six years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our Company. In formulating its recommendation, our Board of Directors considered that a triennial advisory vote will allow the effectiveness of our compensation program to be judged over time. It is important that our executive compensation programs support our long-term business strategy and drive long-term financial performance, which are more appropriately assessed in a three-year timeframe. Our compensation programs do not change significantly from year to year and we seek to be consistent. When we do implement changes, a more frequent vote would not allow for changes to be in place long enough to evaluate whether the changes were effective. A three-year interval will provide the most effective timeframe for the Company to assess stockholder feedback, engage with stockholders to understand the vote results and implement changes to our compensation program that are responsive to stockholder concerns. Similarly, stockholders who have interests in many companies may not be able to devote sufficient time on a more frequent basis to meaningfully review the pay practices for all of their holdings. Therefore, our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

This advisory vote is not binding on the Company or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation; although, the Board of Directors may ultimately decide that it is in the best interests of the Company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board unanimously recommends that you vote for the option of every “3 years” as the frequency with which stockholders are provided an advisory vote on the compensation of the named executive officers.

PROPOSAL 4 – ADVISORY APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Baker Tilly’s services provided to us in 2017.

As the Audit Committee has responsibility for the selection of our independent registered public accounting firm, your approval of Baker Tilly is not necessary. However, the Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the selection of Baker Tilly, the Committee may in its sole discretion terminate the engagement of Baker Tilly and direct the appointment of another independent auditor at any time during the year.

On June 5, 2017, the Audit Committee determined to dismiss Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm effective immediately. The reports of Ernst & Young on the Company’s consolidated financial statements as of and for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Ernst & Young’s audit report dated March 8, 2017 on the December 31, 2016 consolidated financial statements and audit report dated March 15, 2016 on the December 31, 2015 consolidated financial statements each contained an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. During the years ended December 31, 2016 and 2015, and through June 5, 2017, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter thereof in connection with its reports for such years; or reportable events, as described under Item 304(a)(1)(v) of Regulation S-K. The Company provided a copy of the foregoing disclosures to Ernst & Young and requested that Ernst & Young furnish it with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young agrees with the above statements. A copy of Ernst & Young’s letter, dated June 9, 2017, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on June 5, 2017.

On June 6, 2017, the Audit Committee engaged Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as the Company’s independent registered public accounting firm for the year ending December 31, 2017, effective immediately, subject to Baker Tilly’s standard client acceptance procedures. During the years ended December 31, 2016 and 2015 and the subsequent interim period through June 6, 2017, the Company did not consult with Baker Tilly regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Representatives of Baker Tilly will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the approval, on an advisory basis, of Baker Tilly as the Company’s independent registered public accounting firm for 2018.

ADDITIONAL MATTERS

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2017 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,027	(1)	$543.68	(2)	46,482	(3)
Equity compensation plans not approved by security holders	32,580	(4)	$39.10		11,162	(5)
Total	36,607		$94.61		57,644
(1)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options, stock warrants and RSUs under the 2011 Equity Incentive Plan, the 2017 Equity Incentive Plan and the 2013 Directors’ Plan.
(2)	Excludes RSUs because they convert into shares of our common stock on a one-for-one basis upon vesting at no additional cost.
(3)	Consists of 45,940 shares of our common stock remaining available for future issuance under the 2017 Equity Incentive Plan and 542 shares of our common stock remaining available for future issuance under the 2013 Directors’ Plan. No additional awards may be issued under the 2002 Stock Plan or the 2011 Equity Incentive Plan.

Each of the 2017 Equity Incentive Plan and the 2013 Directors’ Plan contains an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan automatically adjusts by a percentage of the number of fully diluted shares outstanding. Specifically, pursuant to the 2017 Equity Incentive Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, to an amount equal to 13% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur. Pursuant to the 2013 Directors’ Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2014 and ending on (and including) January 1, 2023, by an amount equal to 2% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur.

(4)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the New-Hire Plan. The Board approved the New-Hire Plan in July 2013. The New-Hire Plan provides for the grant of the following awards: options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, restricted stock awards, RSU awards, stock appreciation rights and other stock awards. Eligible award recipients are individuals entering into employment with the Company who were not previously employees or directors of the Company or following a bona fide period of non-employment. All awards must constitute inducements material to such individuals’ entering into employment with the Company within the meaning of the Nasdaq listing rules, and all awards must be granted either by the Compensation Committee or a majority of the Company’s independent directors. Promptly following the grant of an award under the New-Hire Plan, the Company must (i) issue a press release disclosing the material terms of the award and (ii) notify Nasdaq that it granted such award in reliance on the “inducement grant exemption” from Nasdaq’s stockholder approval requirements for equity compensation plans.

(5)	Consists of 11,162 shares remaining available for future issuance under the New-Hire Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based on our review of the insiders’ forms furnished to the Company or filed with the SEC and representations made by the directors and applicable executive officers, no insider failed to file on a timely basis a Section 16(a) report during 2017, except that Mr. Brandt filed one late Form 4 (reporting one grant), Mr. Likens filed a late Form 3 and Form 4 (reporting one grant), Ki Yong Choi filed two late Form 4s (reporting several purchases) and Mr. Erb filed one late Form 4 (reporting purchases).

Availability of 2017 Annual Report to Stockholders

SEC rules require us to provide a copy of our 2017 annual report to stockholders who receive this proxy statement. Our 2017 annual report to stockholders includes our annual report on Form 10-K for 2017 (including certain exhibits). We will also provide copies of our 2017 annual report to stockholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2017 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for 2017) are available to stockholders at no charge upon written request to: Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or on our website, www.chf-solutions.com, under the “Investors – Financials and Filings” tab.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our 2017 annual report to stockholders and proxy materials unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our 2017 annual report to stockholders and proxy materials. A single set of the 2017 annual report to stockholders and proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the 2017 annual report to stockholders and proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the 2017 annual report to stockholders and proxy materials, you may write our Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or call (952) 345-4200.

Any stockholders who share the same address and currently receive multiple copies of the 2017 annual report to stockholders and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Secretary at the address or telephone number listed above.

Requirements for Submission of Stockholder Proposals and Nominations for 2019 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2019 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344) by the close of business on December 7, 2018. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2019 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2018 annual meeting. Therefore, such notice must be received between January 16, 2019 and the close of business on February 15, 2019 to be considered timely. However, if our 2019 annual meeting occurs more than 30 days before or more than 30 days after May 16, 2019, we must receive nominations or proposals (i) not later than the close of business on the later of the 90th day prior to the date of the 2019 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2019 annual meeting, and (ii) not earlier than the 120th day prior to the 2019 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Solicitation by Board; Expenses

Our Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at our annual meeting. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication, but they will not receive any additional compensation for these services. We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 16, 2018

The 2018 proxy statement and 2017 annual report are available at www.proxyvote.com.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

Claudia Drayton
Secretary
April 6, 2018

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/15/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/15/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of the Class II directors identified in the accompanying proxy statement, each for a three-year term.

Nominees

01 Matthew E. Likens 02 Jon W. Salveson

02 0000000000

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2 To approve, on an advisory basis, the compensation of CHF Solutions' named executive officers, as described in the Compensation Discussion and Analysis section, and the other tabular and narrative disclosure regarding such compensation, set forth in the Proxy Statement for the 2018 Annual Meeting of Stockholders.	☐	☐	☐

The Board of Directors recommends you vote for 3 YEARS on proposal 3:

	1 year	2 years	3 years	Abstain
3 Advisory vote on the frequency of the advisory vote on the compensation of named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4:

	For	Against	Abstain
4 Advisory approval of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm of CHF Solutions, Inc. for the fiscal year ending December 31, 2018.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000373312_1 R1.0.1.17

CHF SOLUTIONS, INC.
Annual Meeting of Stockholders
May 16, 2018 3:30 PM
This proxy is solicited by the Board of Directors

The underisigned hereby appoints John L. Erb and Claudia Drayton as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of CHF Solutions, Inc. held of record by the undersigned on March 22, 2018, at the Annual Meeting of Stockholders to be held at the Radisson BLU Minneapolis Downtown, Bergen 2 & 3, Second Floor, Skyway Level, 35 South 7th Street, Minneapolis, Minnesota 55402, on Wednesday, May 16, 2018 at 3:30 p.m. U.S. Central Daylight Time, or any adjournment or postponement thereof. The undersigned revokes any proxy previously given to vote at such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000373312_2 R1.0.1.17